Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2005 UNAUDITED FINANCIAL RESULTS

Third Quarter Revenues Reached US$28.3 million and Net Income of US$0.21 Per Fully Diluted Share;

Advertising Revenues Grew 11% Quarter-on-Quarter, Non-Advertising Revenues Up 6% Quarter-on-Quarter

BEIJING, CHINA, November 9, 2005 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, mobile value-added services and e-commerce company, today reported unaudited financial results for the third quarter ended September 30, 2005.

Business Highlights For Third Quarter 2005

•	Chosen as official Internet Content Sponsor for the Beijing 2008 Olympic Games

•	Total revenues of US$28.3 million, within high end of company guidance

•	Advertising revenues of US$18.8 million, a 21% year-on-year and 11% quarter-on-quarter improvement, exceeding company guidance

•	Advertising revenues for the first nine months of 2005 increased 27% year-on-year

•	Non-advertising revenues of US$9.5 million, with wireless revenues showing steady improvement up 6% quarter-on-quarter

•	Net profit of US$8.0 million or US$0.21 per fully diluted share, towards high end of company guidance

•	Announced $15 million stock repurchase program

“I would like to highlight one of the most significant events in our company’s history. We are pleased to announce that Sohu has been chosen to be the Official Internet Content Sponsor for the Beijing 2008 Olympic Games. This will give Sohu exclusive cross-marketing and cross-selling opportunities with the other Fortune 1000 corporate partners and sponsors,” commented Charles Zhang, Chairman and CEO of Sohu. “We are also delighted to report another strong quarter, with financial results coming in largely towards high end of company guidance and above. As we continue to see solid growth from our advertising revenues supplemented by the enormous opportunities from the sponsorship of the Beijing 2008 Olympic Games, we feel confident Sohu’s future is on the right track.”

Business Results

Revenues for third quarter ended September 30, 2005 totaled US$28.3 million, compared to revenues of US$25.9 million for second quarter ended June 30, 2005, and US$25.9 million for third quarter ended September 30, 2004. Gross margin of 65% in third quarter of 2005 was down slightly from 67% in previous quarter and 68% in same period of 2004. Net income for third quarter of 2005 was US$8.0 million or US$0.21 per fully diluted share. This compares to net income of US$7.1 million or US$0.18 per fully diluted share for previous quarter and US$8.3 million or US$0.21 per fully diluted share for third quarter of 2004.

Sohu’s advertising revenues for third quarter of 2005 totaled US$18.8 million, a 21% year-on-year improvement and 11% increase quarter-on-quarter. Advertising revenues, consisting of US$15.6 million in brand advertising and US$3.2 million in sponsored search, accounted for 66% of total revenues in third quarter of 2005. Advertising gross margin was 74%, compared to 76% in previous quarter and 79% in third quarter of 2004.

For third quarter of 2005, Sohu’s non-advertising revenues, which are derived from wireless value-added services, online games and e-commerce, decreased by 9% year-on-year but improved 6% quarter-on-quarter to US$9.5 million, representing 34% of total revenues. The year-on-year decline was a result of reduction in wireless revenues of 17%. However, wireless revenues posted its third consecutive quarter of sequential growth, increasing 6% over second quarter, reflecting a continued recovery in Sohu’s wireless business. Non-advertising gross margin was 47% compared to 51% in previous quarter and 52% in third quarter of 2004, primarily due to additional charges from a mobile operator.

For third quarter of 2005, Sohu’s operating expenses totaled US$11.4 million, increasing a 6% from previous quarter and 18% year-on-year. Operating profit margin of 25% was slightly down from 26% in previous quarter and down from 31% in third quarter last year. Year-on-year increase in operating expenses represents Sohu’s continued investment in long-term growth opportunities, mainly in research and development.

As of September 30, 2005, Sohu’s cash, cash equivalents and investments in marketable debt securities balance was US$132.5 million.

“We are extremely pleased to see Sohu once again meet its operational and strategic objectives and continue to look for new and innovative ways to leverage the strong Sohu brand. We are now well-positioned to benefit from the large and rapidly growing advertising market in China and believe our non-advertising revenues are also on an upward growth trend,” stated Carol Yu, Sohu’s Chief Financial Officer.

Olympic Sponsorship Role

Sohu was recently chosen as official Internet Content Sponsor for the Beijing 2008 Olympic Games which means Sohu will provide exclusive services to construct, operate and host the official website, www.beijing2008.com, for this historic event. We believe our association with the Beijing 2008 Olympic Games will create new advertising opportunities and drive traffic to Sohu’s family of websites including the increasingly popular search engine, Sogou.

“We believe the magnitude of what it means for Sohu to have won the sponsorship of the Beijing 2008 Olympic Games is enormous for the future of our online advertising business. This was a heavily sought after project in China and the environment in which we won was highly competitive and one that we view as a testament to the strength of the Sohu brand. As we move closer to the Beijing 2008 Olympic Games, we believe we will see an accelerated amount of opportunities to leverage the exclusivity of the sponsorship program and drive more advertising revenue through customers looking to capitalize on the event,” concluded Mr. Zhang.

Management Promotion from Within

Sohu.com is pleased to announce promotion of Mr. Luming Chen to Vice-President, Olympic Project Division. Mr. Chen has been with the Company for four years in various business development and management functions. Prior to joining Sohu, Mr. Chen worked with Lycos Asia. Mr. Chen obtained his Master Degree of Business Administration from National University of Singapore.

Stock Repurchase Program

Sohu today announced its Board of Directors has approved a stock repurchase program in which the Company plans to purchase up to US$15 million of its outstanding shares in the open market.

During the Company’s previous stock repurchase program, the Company purchased a total of $37.7 million, or roughly 6% of the shares outstanding, from May 2004 to February 2005. As of October 31, 2005, Sohu had approximately 36.6 million shares of common stock outstanding.

Business Outlook

Sohu estimates total revenues for fourth quarter 2005 to be between US$28.0 million and US$30.0 million, with advertising revenues of US$19.0 million to US$20.0 million and non-advertising revenues of US$9.0 million to US$10.0 million. Fourth quarter earnings per fully diluted share are expected to be between US$0.19 and US$0.22.

Notes to Financial Information

Financial information in this press release is extracted from Sohu’s unaudited financial statements prepared in accordance with generally accepted accounting principles in the United States.

In previous periods, the Company had included all its website operating costs in cost of revenues of brand advertising. Beginning July 1, 2005, in order to improve the measurement of performance of each segment, the Company began allocating website operating cost to cost of revenues of each segment based on actual usage. Accordingly, the Company reclassified cost of revenues amongst each segment for previous periods presented to conform with current period classification.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, SOHU reserves right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s historical and possible future losses and limited operating history, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators), online games and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and other filings with the Securities and Exchange Commission.

Conference Call

Sohu’s management team will host a conference call at 8:00 PM EST, November 8, 2005 (or 9:00 AM on November 9, 2005 in Beijing/Hong Kong time zone) following quarterly results announcement.

To listen to the conference call, please use dial in numbers below:

CHINA A Toll Free Number: +1 0800 744 0091

CHINA B Toll Free Number: +1 0800 440 0091

HONG KONG Toll Number: +852 3002 8537

USA Toll Number: +1 866 328 4270/ +1 480 629 9564

A replay of the call will be available for two weeks following the call and can be accessed by dialing the numbers below:

USA Toll Number: +1 800 406 7325

International: +1 303 590 3030

PASSCODE: 3397465

The conference call will be available on web cast live and replayed at: http://corp.sohu.com/s2005/conferencecall.shtml

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to daily life of millions of Chinese who use portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 online alumni club www.chinaren.com; #1 games information portal www.17173.com; top real estate website www.focus.cn; wireless value-added services provider www.goodfeel.com.cn; and leading online mapping service provider www.go2map.com. This network of web properties offers vast Sohu user community very broad choices regarding information, entertainment, communication and commerce.

Sohu corporate services consist of online advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engines. Sohu also offers three types of consumer services. Sohu offers wireless value-added services such as news, information, ringtone and picture content sent over mobile phones. The Company also operates two massively multi-player online role-playing games as well as a casual game platform, and manages an e-commerce platform. Sohu.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its ninth year of operation.

For further information:

Dahlia Wei

Sohu.com Investor Relations and Corporate Communications

Tel: +86 10 6272 6598

E-mail: ir@contact.sohu.com

http://corp.sohu.com/

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2005	Jun. 30, 2005	Sep. 30, 2004	Sep. 30, 2005	Sep. 30, 2004
Revenues:
Advertising
Brand advertising	$15,618	$13,859	$12,932	$41,601	$32,875
Sponsored search	3,172	3,105	2,541	9,008	6,994

Subtotal of advertising revenues	18,790	16,964	15,473	50,609	39,869

Non-advertising:
Wireless	6,762	6,360	8,145	19,081	31,706
E-commerce	879	841	1,486	2,985	4,175
Others	1,847	1,714	836	5,207	3,392

Subtotal of non-advertising revenues	9,488	8,915	10,467	27,273	39,273

Total revenues	28,278	25,879	25,940	77,882	79,142

Cost of revenues:
Advertising
Brand advertising	$4,122	$3,407	$2,987	$10,339	$8,160
Sponsored search	813	699	339	1,993	884

Subtotal of advertising cost of revenues	4,935	4,106	3,326	12,332	9,044

Non-advertising:
Wireless	3,353	2,871	3,147	8,546	11,702
E-commerce	1,014	794	1,468	3,052	4,138
Others	626	675	446	1,974	1,362

Subtotal of non-advertising cost of revenues	4,993	4,340	5,061	13,572	17,202

Total cost of revenues	9,928	8,446	8,387	25,904	26,246

Gross profit	18,350	17,433	17,553	51,978	52,896

Operating expenses:
Product development	3,439	3,594	2,462	10,175	6,433
Sales and marketing	4,615	4,269	4,600	13,618	11,982
General and administrative	2,813	2,409	2,210	7,712	5,534
Amortization of intangibles	509	474	368	1,439	905

Total operating expenses	11,376	10,746	9,640	32,944	24,854

Operating profit	6,974	6,687	7,913	19,034	28,042

Other income/(expense)	358	(92)	(190)	96	(594)
Interest income	617	555	641	1,745	1,849

Income before tax expense	7,949	7,150	8,364	20,875	29,297

Income tax expense	81	(50)	(38)	(31)	(162)

Net income	8,030	7,100	8,326	20,844	29,135

Basic net income per share	$0.22	$0.20	$0.23	$0.58	$0.80

Shares used in computing basic net income per share	36,417	36,015	36,392	36,202	36,332

Diluted net income per share	$0.21	$0.18	$0.21	$0.54	$0.73

Shares used in computing diluted net income per share	39,750	39,596	40,644	39,760	40,772

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2005	As of Dec. 31, 2004
ASSETS
Cash, cash equivalents and investments in marketable debt securities	$132,547	$141,322
Accounts receivable, net	23,281	19,901
Prepaid and other current assets	4,206	4,894
Fixed assets, net	15,752	12,175
Goodwill	50,918	44,502
Intangible assets, net	6,992	7,503
Other assets, net	7,341	4,470

	$241,037	$234,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$30,743	$36,268
Zero coupon convertible senior notes	90,000	90,000

Total liabilities	120,743	126,268

Shareholders’ equity	120,294	108,499

	$241,037	$234,767